Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accenture plc:

We consent to the incorporation by reference in the registration statements (No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of Accenture plc of our report dated October 29, 2019, with respect to the consolidated balance sheets of Accenture plc as of August 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of August 31, 2019, which report appears in the August 31, 2019 annual report on Form 10-K of Accenture plc.

Our report refers to the adoption of Accounting Standard Update (ASU) No. 2014-09, which established Accounting Standard Codification Topic 606, Revenue from Contracts with Customers, and ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.

/s/ KPMG LLP
Chicago, Illinois
October 29, 2019